EXHIBIT 13

                  YIELD AND EFFECTIVE YIELD CALCULATIONS

Money Market Investment Division

Yield for the Money Market Investment Division is calculated on a seven day period.

The current yield formula = base period return x (365/7)

The effective yield formula = [(1 + base period return)365/7] - 1

Base period return is calculated as follows:

     Ending account value
    -Beginning account value
    -Expenses accrued for the period
     Net change in account value

Net change in account value/Beginning account value = base period return.

Following is an example of these calculations:

a=   Value of one accumulation unit at beginning of period =
16.23525
b=   Value of one accumulation unit at end of period = 16.24946
c=   Annual maintenance charges accrued in period = $3.91
d=   Average number of units outstanding in period = 1000.00
e=   Base period return

          Yield =   (b-a-c/d)
                        a
          = $16.24946 - 16.23535 - $3.91/ 1000.00
                          16.23535

          e=   0.000635

f=   Annualized yield

          e x (365/7)  =  3.31%

g=   Effective yield

          {[1 + (e)]365/7} - 1  = 3.36%
                        Other Investment Divisions

The yield calculation for all other investment divisions is based on a 30-day period.

FORMULA:  Yield = 2{[(a-b)/ (cd) + 1]6 -1}

Where:    a=   net investment income earned during the period
attributable to
               the Investment Division
          b=   expenses accrued for the period (net of
reimbursements)
          c=   average daily number of accumulation units
outstanding during
               the period
          d=   maximum offering price per accumulation unit on the
last day
               of the period

Following is an example of this yield calculation:

a=   $6,000

b=   $2,000

c=   50,000.00

d=   $13.00

Yield=    2[($6,000.00 - 2,000.00 + 1)6 - 1]
             50,000.00 x $13.00

          = 7.50%
                         TOTAL RETURN CALCULATION


FORMULA:  P(1+T)N = ERV

Where:    T=   Average annual total return
          N=   The number of years including portions of years
where
               applicable for which the performance is being
measured
          ERV= Ending redeemable value of a hypothetical $1,000
payment made
               at the beginning of the applicable period
          P=   A hypothetical $1,000 initial payment made at the
inception of
               the Investment Division

Assumed expenses = 0.85% mortality & expense risk charge and $25 contract maintenance charge

The above formula can be restated to solve for T as follows:

     T = [(ERV/P)1/N] - 1

Following are examples of this calculation on a 1 year, 5 year, 10 year and since inception basis:


1 year total return:
     ERV =     1,344.50
     N=        1.00
     P=        1,000.00
Therefore, 1 year total return is  34.55% .


5 year total return:
     ERV =     1,792.44
     N=        5.00
     P=        1,000.00
Therefore, 5 year total return is  12.38% .


10 year total return:
     ERV =     2,857.38
     N=        10.00
     P=        1,000.00
Therefore, 10 year total return is  11.07% .


Since inception total return:
     ERV =     4,595.67
     N=        13.50
     P=        1,000.00
Therefore, since inception total return is  11.96% .